FOR IMMEDIATE RELEASE

Contact:	Michele M. Thompson President and Chief Financial Officer
Phone:	(219) 362-7511
Fax:	(219) 326-6048

LAPORTE BANCORP, INC. ANNOUNCES EARNINGS
FOR THE FIRST QUARTER OF 2015

LaPorte, Indiana, April 29, 2015 – LaPorte Bancorp, Inc. (the “Company”) (Nasdaq: LPSB), the holding company for The LaPorte Savings Bank (the “Bank”), announced today a 12.0% increase in net income to $952,000, or $0.18 per diluted share, for the three months ended March 31, 2015, from $850,000, or $0.15 per diluted share, for the comparable period of 2014.

“Our first quarter results reflect continued improvement in the strategies we have been working on over the past twelve months,” said Lee A. Brady, Chief Executive Officer of LaPorte Bancorp, Inc. “We are particularly pleased with the increase in our net interest margin to 3.36% from 3.06% in the comparable prior year period as well as an increase from the previous quarter’s margin of 3.27%. The improvement in the margin was a result of loan growth in the mortgage warehouse and commercial lending divisions. During the quarter, we were able to fund the majority of the loan growth through sales and other principal paydowns within the securities portfolio which were earning a significantly lower yield than the loans, resulting in an increase in the overall yield on interest earnings assets. The net interest margin was also favorably impacted by the decrease in our cost of funds, as we remain competitive in the market place while still managing the related expense.”

“Loan growth during the quarter included an increase in commercial land and construction loans as we are beginning to see the results from our strong pipeline, in addition to the increased mortgage warehouse balances,” continued Brady. “The increase in the warehouse loans at the end of the quarter is expected to be temporary as we fully implement a participation program with other financial institutions, which will allow us to accommodate our customer lines when demand is up and there are backlogs in the secondary market without increasing our outstanding balances. At the end of the first quarter, we had one participant active, and we expect to increase this in the near future, which will allow us to reduce our warehouse balances and fund commercial loan growth while retaining the related process and wire transfer fees. We will continue to focus on increasing the commercial loan portfolio and are pleased to announce the addition of an experienced commercial lender whose focus will be outside of LaPorte County and in the higher growth markets surrounding us.”

“Our tangible book value per share increased to $13.24 at March 31, 2015 from $13.00 per share at December 31, 2014, respectively, primarily due to an increase in shareholders’ equity combined with a decrease in outstanding shares due to repurchase activity during 2015,” Brady added. “We are currently repurchasing the Company’s common stock according to our fourth repurchase plan for up to 5% of the outstanding common stock, or approximately 280,800 shares. Through April 28, 2015, we have repurchased 126,587 shares at an average price of $12.37 per share under this plan. Since the completion of our second step conversion in October 2012, we have repurchased 732,396 shares at an average price per share of $11.17. In addition, we remain well capitalized for regulatory purposes with Bank Common Equity Tier 1 Capital, Tier 1 Risk Based Capital, Total Risk Based Capital, and Tier 1 Leverage ratios at 17.4%, 17.4%, 18.3%, and 13.4%, respectively, at March 31, 2015.”

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Three Months Ended March 31, 2015 Compared to Three Months Ended March 31, 2014

Net interest income increased $394,000, or 11.3%, to $3.9 million for the three months ended March 31, 2015 from $3.5 million for the prior year period. Net interest margin increased 30 basis points to 3.36% for the three months ended March 31, 2015 compared to 3.06% for the prior year period. The increase in net interest income was primarily attributable to a $351,000, or 10.8%, increase in interest income on loans as the average balance of loans outstanding increased by 14.2% from the prior year period. In addition, interest expense for the three months ended March 31, 2015 decreased $190,000, or 23.9%, due to a 21 basis point decrease in the average cost of interest-bearing liabilities and a $2.5 million, or 0.7%, decrease in the average balance of interest-bearing liabilities during the first quarter of 2015 compared to the prior year period.

Interest income increased $204,000, or 4.8%, to $4.5 million for the three months ended March 31, 2015 compared to $4.3 million for the prior year period. During the first quarter of 2015, interest income on loans increased $351,000 to $3.6 million compared to the prior year period primarily due to a 14.2% increase in the average balance of loans outstanding to $295.7 million in the first quarter of 2015 from $259.1 million for the prior year period. This increase in the average balance of loans outstanding was partially offset by a 15 basis point decrease in the average yield earned on loans due to current lower market interest rates and fees earned on loans during the first quarter of 2015.

Interest income on mortgage warehouse loans increased $462,000 during the first quarter of 2015 primarily due to a $36.6 million, or 43.9%, increase in the average balance of these loans when compared to the prior year period. The increase in the number of our warehouse lines as well as the demand for refinances due to the government changes to programs with private mortgage insurance and the drop in the ten year rate have created a backlog for our warehouse customers during the first quarter of 2015 which led to the increase in our outstanding warehouse balances. This temporary increase in our outstanding balances will allow us to accommodate customers until we can fully implement the participation program with other financial institutions that we started earlier this year. We currently have one participant active and expect to have others in place in the near future.

Interest income on home equity loans and lines of credit increased $17,000, or 13.5%, during the first quarter of 2015 primarily due to a $1.9 million, or 16.7%, increase in the average balance of these loans from the prior year period. Interest income on commercial land loans increased $15,000, or 22.4%, during the first quarter of 2015 primarily due to higher average yields earned on new commercial land loans originated when compared to the prior year period. Interest income on residential construction loans increased $12,000, or 240.0%, due to an increase in the average balance of these loans combined with an increase in the average yield earned on these loans during the first quarter of 2015 when compared to the prior year period.

Partially offsetting the above mentioned increases, interest income on commercial real estate loans decreased $115,000, or 10.6%, during the first quarter of 2015 which was primarily due to a $6.2 million, or 7.6%, decrease in the average balance of these loans due to payoffs and prepayments during the later part of 2014. Interest income on commercial construction loans decreased $17,000, or 26.6%, during the first quarter of 2015 due to lower average yields earned on theses loans when compared to the prior year period. Interest income on consumer and other loans decreased $13,000, or 22.8%, during the first quarter of 2015 from the comparable prior year period as the higher-yielding automobile dealer loans that the Bank previously originated continue to be repaid. Interest income on commercial and industrial loans decreased $10,000, or 6.3%, during the first quarter of 2015 as the average balance and the average yields earned on these loans for the first quarter of 2015 decreased from the comparable prior year quarter.

LaPorte Bancorp, Inc. - Page 3

Interest income on investment securities decreased $134,000 during the first quarter of 2015 compared to the prior year period primarily due to an 11.8% decrease in the average outstanding balance of investment securities combined with a six basis point decrease in the average yield on these investments. During the first quarter of 2015, the Company sold approximately $10.3 million of investment securities available-for-sale and utilized $5.2 million of proceeds from maturities and principal repayments for liquidity purposes to fund increased loan balances.

Interest expense decreased $190,000, or 23.9%, to $605,000 for the three months ended March 31, 2015 from $795,000 for the prior year period. Interest expense on deposit accounts decreased $183,000, or 38.4%, to $294,000 for the first quarter of 2015 primarily due to a 56 basis point decrease in the average cost of certificates of deposit and IRAs combined with a 10.7% decrease in the average outstanding balance of these deposits when compared to the prior year period.

In addition, interest expense on borrowings decreased $7,000 during the first quarter of 2015 from the prior year period. The decrease was primarily related to a decrease of $23,000 related to our subordinated debentures as the fixed-interest rate swap tied to this debt matured during the first quarter of 2014 causing the average cost of this debt to decrease by 178 basis points from the prior year period. Partially offsetting this decrease, interest expense related to Federal Home Loan Bank (“FHLB”) advances increased $15,000 during the first quarter of 2015 primarily due to a $13.7 million increase in the average balance of these borrowings when compared to the prior year period. The increase in the average balance of these advances was partially offset by a 21 basis point decrease in the cost of these borrowings due to the lower interest rate environment and the Bank’s utilization of shorter term, fixed-rate borrowings during the 2015 quarter. Also during the first quarter of 2015, one of the Bank’s $10.0 million notional forward-starting swaps tied to a $10.0 million FHLB advance started mid-March 2015. The fixed interest rate associated with this swap will be 2.09% with the Bank receiving one month LIBOR on the FHLB advance. This swap matures in five years in March 2020.

Noninterest income increased $81,000, or 15.5%, to $602,000 for the three months ended March 31, 2015 from $521,000 for the prior year period. During the first quarter of 2015, we realized an increase in net gains on the sales of other real estate owned property of $46,000 compared to the prior year period and a $40,000 increase in net gains on the sales of securities when compared to the prior year period. Wire transfer fees increased $31,000 during the first quarter of 2015 due to the increase in mortgage warehouse activity when compared to the prior year period. Gains on mortgage banking activities increased $11,000 as mortgage originations from purchase activity and associated sales were higher during the first quarter of 2015 when compared to the prior year period. Partially offsetting these increases was a $28,000 decrease in service charges on deposit accounts due to lower overdraft-related fees and service charges on checking accounts and a $21,000 decrease related to loan servicing fees, net of provisions for mortgage servicing rights, during the first quarter of 2015 when compared to the prior year period.

Noninterest expense increased $160,000, or 5.2%, to $3.3 million for the three months ended March 31, 2015 when compared to the prior year period. Salaries and employee benefits expense increased $161,000, which included an increase in payroll expense of $92,000 related to annual merit increases, higher bonuses for mortgage warehouse employees due to higher profitability, the addition of a commercial lender, and higher mortgage commissions during the first quarter of 2015 when compared to the prior year period. Stock-based compensation expense increased $111,000 during the first quarter of 2015 when compared to the prior year period due to the stock option and restricted share awards granted during the fourth quarter of 2014. These increases were partially offset by a $71,000 increase in deferred lending costs due to increased commercial and mortgage loan originations during the first quarter of 2015 when compared to the prior year period. Bank examination fees increased by $69,000 during the first quarter of 2015 when compared to the prior year period due to timing of audits and reviews, including a $15,000 consent fee for the 2013 audited financial statements paid to our previous independent registered public accounting firm. Advertising expenses increased $25,000 during the first quarter of 2015 when compared to the prior year period as we increased our advertising for mortgages and home equity loans and lines of credit during 2015. Partially offsetting these increases was a $32,000 decrease in other expenses during the first quarter of 2015 compared to the prior year period related to consulting services, attorney fees, and fraud expense. Collection and other real estate owned expenses decreased $22,000 for the

LaPorte Bancorp, Inc. - Page 4

first quarter of 2015 compared to the prior year period due to lower nonperforming assets and related carrying costs. Occupancy and equipment expense also decreased $15,000 due to lower snow removal costs when compared to the prior year period.

Income before income taxes increased $210,000, or 23.4%, to $1.1 million for the three months ended March 31, 2015 from $898,000 for the prior year period which led to an increase in income tax expense for the three months ended March 31, 2015 to $156,000 from $48,000 for the prior year period. The Company’s effective tax rate for the three months ended March 31, 2015 was 14.1%, an increase from 5.3% for the comparable 2014 period. The increase in the effective tax rate was primarily due to increased pre-tax income at the Company’s taxable entities.

Asset Quality

Total nonperforming assets decreased $130,000, or 2.6%, to $4.9 million at March 31, 2015 from $5.1 million at December 31, 2014, and the nonperforming assets to total assets ratio decreased to 0.94% at March 31, 2015 from 0.98% at December 31, 2014. These decreases were primarily due to a decrease in nonperforming loans partially offset by an increase in total other real estate owned during the first quarter of 2015.

Total nonperforming loans decreased $232,000 to $4.2 million at March 31, 2015 from $4.4 million at December 31, 2014 due to a $107,000 paydown on a $2.0 million nonperforming commercial real estate and commercial land relationship from the sale of one of the properties securing the loans combined with payments received during the first quarter of 2015 totaling $26,000 on other nonperforming loans. The Company also recorded a $20,000 charge-off on one commercial real estate loan and transferred an $80,000 commercial and commercial real estate loan relationship to other real estate owned during the first quarter of 2015. At March 31, 2015, our nonperforming loans to total loans ratio improved to 1.26% from 1.43% at December 31, 2014 as a result of these decreases and the increase in total loans outstanding at March 31, 2015.

Other real estate owned increased $102,000 to $751,000 at March 31, 2015 from $649,000 at December 31, 2014 primarily due to the aforementioned $80,000 transfer and a $46,000 transfer of a residential mortgage loan during the first quarter of 2015. During the first quarter of 2015, the Company sold one residential property totaling $25,000 for a gain of $10,000 on the sale.

The Company’s analysis for the allowance for loan losses for the first quarter of 2015 reflected continued improvement in several asset quality metrics and trends, including nonperforming loans, classified assets, charge-off ratios, delinquencies, and current economic conditions. However, primarily due to an increase in total loan balances during the quarter as well as an increase in specific reserves at March 31, 2015, the Company recorded a provision for loan losses totaling $105,000 during the three months ended March 31, 2015, compared to no provision during the three months ended March 31, 2014. Net charge-offs for the three months ended March 31, 2015 totaled $25,000, which included $19,000 previously reserved and represents a decrease from $37,000 for the prior year period.

The allowance for loan losses totaled $3.7 million at March 31, 2015 and $3.6 million at December 31, 2014. The allowance for loan losses to nonperforming loans ratio increased to 87.7% at March 31, 2015 compared to 81.3% at December 31, 2014 primarily due to the decrease in the Company’s nonperforming loan balances and the provision for the first quarter of 2015. The allowance for loan losses to total loans ratio decreased to 1.11% at March 31, 2015 from 1.16% at December 31, 2014 primarily due to the $22.2 million increase in total loans at March 31, 2015 from December 31, 2014.

LaPorte Bancorp, Inc. - Page 5

Balance Sheet Highlights

Total assets at March 31, 2015 increased by $8.6 million, or 1.7%, to $527.2 million compared to $518.6 million at December 31, 2014. Investment securities available-for-sale decreased $14.6 million, or 9.4%, to $140.6 million at March 31, 2015 from $155.2 million at December 31, 2014 as the Company utilized proceeds from sales of investments and principal paydowns during 2015 to fund increased loan volume.

At March 31, 2015, loans totaled $331.9 million, a 7.2% increase from $309.7 million at December 31, 2014. The increase was primarily due to a $16.9 million, or 12.8%, increase in mortgage warehouse balances to $149.6 million at March 31, 2015 from $132.6 million at December 31, 2014. Management continues to diversify the mortgage warehouse portfolio by adding new warehouse lenders in different geographic markets nationwide which has increased mortgage warehouse volume. This effort as well as the demand for refinances due to the government changes to programs with private mortgage insurance and the drop in the ten year rate have created a backlog for our existing warehouse customers during the first quarter of 2015 which led to the increased outstanding warehouse balances. The temporary increase in our outstanding balances during the first quarter allowed us to accommodate our customers until we can fully implement the participation program with other financial institutions that we started earlier this year. We currently have one participant active and expect to have others in place in the near future.

Total commercial loans also increased $5.9 million, or 5.0%, to $124.2 million at March 31, 2015 from $118.3 million at December 31, 2014. The increase was primarily due to new originations and fundings of commercial construction and commercial land loans. The Company originated $3.6 million in commercial land loans and $7.4 million in commercial construction loans, of which $1.9 million was drawn upon during the first quarter of 2015. In addition, the Company also funded $937,000 on previously originated commercial construction loans.

Total deposits at March 31, 2015 increased $11.9 million, or 3.5%, to $352.7 million from $340.8 million at December 31, 2014 primarily due to increases of $4.8 million in non-interest bearing accounts, $3.3 million each in money market accounts and certificates of deposit and IRAs, and $2.6 million in savings accounts. Partially offsetting these increases was a decrease of $2.2 million in interest bearing demand deposit accounts. The growth in deposits was primarily due to the Company focusing on growing lower cost core deposits to help fund loan growth. Borrowings totaled $85.7 million at March 31, 2015, down 4.9% from $90.1 million at December 31, 2014 primarily due to a decrease in short-term overnight borrowings as the Company utilized excess liquidity and proceeds from sales and principal repayments of investment securities available-for-sale to fund increases in higher rate mortgage warehouse and commercial loans at March 31, 2015.

Total shareholders’ equity increased $665,000, or 0.8%, to $83.1 million at March 31, 2015, compared to $82.4 million at December 31, 2014 due to net income totaling $952,000 for the three months ended March 31, 2015 and a $339,000 increase in accumulated other comprehensive income due to increases in unrealized securities gains partially offset by increases in unrealized losses on interest rate swaps during 2015. Partially offsetting the increases in shareholders’ equity was a $676,000 decrease in additional paid-in capital as a result of the Company repurchasing 53,874 shares of its common stock during 2015 in accordance with its previously announced repurchase plans. During 2014, the Company announced its fourth repurchase plan for 5%, or approximately 280,800 shares, of its then outstanding common stock. At March 31, 2015, the Company had repurchased 126,587 shares under this plan. Cash dividends paid during the three months ended March 31, 2015 totaled $225,000 and also reduced the Company’s shareholders’ equity from December 31, 2014.

At March 31, 2015, the Bank was considered well capitalized and exceeded its applicable regulatory capital requirements with Bank Common Equity Tier 1 Capital, Tier 1 Risk Based Capital, Total Risk Based Capital, and Tier 1 Leverage ratios at 17.4%, 17.4%, 18.3%, and 13.4%, respectively.

LaPorte Bancorp, Inc. - Page 6

LaPorte Bancorp, Inc. is a Maryland-chartered stock holding company. The Company is headquartered at 710 Indiana Avenue, LaPorte, Indiana. Founded in 1871, The LaPorte Savings Bank is an Indiana-chartered savings bank that operates seven full service locations in the LaPorte and Porter County regions in Northwest Indiana and a mortgage loan production office in St. Joseph, Michigan. As a community-oriented savings bank, the Bank offers a variety of deposit and loan products to individuals and small businesses. Investors may obtain additional information about LaPorte Bancorp, Inc. and the Bank on the Internet at www.laportesavingsbank.com under Investor Relations. All information at and for the periods ended March 31, 2015 and 2014 has been derived from unaudited financial information.

LaPorte Bancorp, Inc. - Page 7

LAPORTE BANCORP, INC.
Condensed Consolidated Statements of Income
(Unaudited)
(Dollars in thousands, except per share data)

	For the Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
Income Statement Data
Loans, including fees	$3,601	$3,573	$3,250
Taxable securities	410	451	538
Tax exempt securities	408	409	414
FHLB stock	43	41	52
Other interest income	19	25	23
Total Interest and dividend income	4,481	4,499	4,277
Deposits	294	331	477
Federal Home Loan Bank advances	268	303	253
Subordinated debentures	42	43	65
Other short-term borrowings	1	—	—
Total interest expense	605	677	795
Net interest income	3,876	3,822	3,482
Provision (credit) for loan losses	105	(150)	—
Net interest income after provision (credit) for loan losses	3,771	3,972	3,482
Service charges on deposit accounts	76	97	104
ATM and debit card fees	103	105	100
Wire transfer fees	78	74	47
Earnings on bank owned life insurance, net	105	109	104
Net gains on mortgage banking activities	130	197	119
Loan servicing fees, net	13	19	34
Net gains (losses) on security sales	50	(3)	10
Net gains (losses) on other assets	10	(99)	(36)
Other income	37	47	39
Total noninterest income	602	546	521
Salaries and employee benefits	1,934	2,010	1,773
Occupancy and equipment	468	378	483
Data processing	153	141	162
Bank examination fees	112	184	43
Advertising	82	76	57
FDIC insurance	70	72	83
Collection and other real estate owned	31	49	53
Amortization of intangible assets	14	16	18
Other expenses	401	464	433
Total noninterest expense	3,265	3,390	3,105
Income before income tax expense	1,108	1,128	898
Income tax expense	156	123	48
Net income	$952	$1,005	$850

Earnings per share:
Basic	$0.18	$0.19	$0.15
Diluted	0.18	0.19	0.15

LaPorte Bancorp, Inc. - Page 8

LAPORTE BANCORP, INC.
Average Balance Sheets
(Unaudited)
(Dollars in thousands)

	For the Three Months Ended March 31,
	2015			2014
	Average Outstanding Balance	Interest	Yield/Cost (1)	Average Outstanding Balance	Interest	Yield/Cost (1)
Assets:
Loans (2)	$295,747	$3,601	4.87%	$259,060	$3,250	5.02%
Taxable securities	96,291	410	1.70	116,763	538	1.84
Tax exempt securities (3)	52,640	408	3.10	52,080	414	3.18
FHLB stock	4,275	43	4.02	4,375	52	4.75
Fed funds sold and other interest-earning deposits	12,613	19	0.60	23,470	23	0.39
Total interest-earning assets	461,566	4,481	3.88	455,748	4,277	3.75
Noninterest-earning assets	41,745			43,501
Total assets	$503,311			$499,249

Liabilities and equity:
Savings deposits	$63,792	$9	0.06%	$62,689	$9	0.06%
Money market accounts	57,932	55	0.38	67,477	62	0.37
Interest-bearing checking	57,215	32	0.22	53,780	29	0.22
Certificates of deposit and IRAs	98,748	198	0.80	110,560	377	1.36
Total interest bearing deposits	277,687	294	0.42	294,506	477	0.65
FHLB advances	76,137	268	1.41	62,458	253	1.62
Subordinated debentures	5,155	42	3.26	5,155	65	5.04
Other short-term borrowings	1,061	1	0.38	439	—	—
Total borrowings	82,353	311	1.51	68,052	318	1.87
Total interest-bearing liabilities	360,040	605	0.67	362,558	795	0.88
Noninterest-bearing demand deposits	54,850			50,108
Other liabilities	5,724			5,511
Total liabilities	420,614			418,177
Equity	82,697			81,072
Total liabilities and equity	$503,311			$499,249

Net interest income		$3,876			$3,482
Net interest rate spread			3.21%			2.87%
Net interest-earning assets	$101,526			$93,190
Net interest margin			3.36%			3.06%
Average interest-earning assets to interest-bearing liabilities			128.20%			125.70%

(1)	Annualized, as applicable.
(2) The average balance of loans includes loans held for sale and nonperforming loans, interest on which is recognized on a cash basis.
(3) No tax-equivalent yield adjustments have been made.

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LAPORTE BANCORP, INC.
Balance Sheet Data and Financial Ratios
(Unaudited)
(Dollars in thousands)

	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Balance Sheet Data
Total assets	$527,189	$518,616	$510,597	$535,162	$525,606
Cash and cash equivalents	11,221	8,698	6,811	14,690	8,500
Interest-earning time deposits in other financial institutions	5,635	6,615	6,385	7,126	7,129
Investment securities	140,600	155,223	157,831	159,728	173,918
Loans held for sale, at fair value	512	763	2,509	3,836	974
Loans	331,920	309,726	299,440	311,086	296,593
Allowance for loan losses	3,675	3,595	3,746	3,761	3,868
FHLB stock	4,275	4,275	4,275	4,375	4,375
Deposits	352,704	340,768	343,054	356,856	343,271
FHLB advances	80,000	84,919	75,000	84,992	82,490
Other borrowings	5,655	5,155	5,155	5,155	14,150
Shareholders’ equity	83,053	82,388	82,158	82,531	80,994

Performance Ratios
Book value per share	$14.77	$14.52	$14.62	$14.32	$13.90
Tangible book value per share	13.24	13.00	13.08	12.82	12.41
Return on average assets (QTD annualized)	0.76%	0.79%	1.03%	0.94%	0.68%
Return on average equity (QTD annualized)	4.60	4.86	6.52	5.94	4.19
Net interest margin (QTD annualized)	3.36	3.27	3.24	3.13	3.06
Efficiency ratio	72.91	77.61	64.25	67.26	77.58

Credit Quality
Total nonperforming assets	$4,942	$5,072	$4,919	$6,227	$6,038
Total nonperforming loans	4,191	4,423	4,601	5,363	5,189

Asset Quality Ratios
Nonperforming assets to total assets	0.94%	0.98%	0.96%	1.16%	1.15%
Nonperforming loans to total loans	1.26	1.43	1.54	1.72	1.75
Allowance for loan losses to nonperforming loans	87.69	81.28	81.42	70.13	74.54
Allowance for loan losses to total loans	1.11	1.16	1.25	1.21	1.30
Net charge-offs to average loans outstanding (QTD annualized)	0.03	—	0.02	0.15	0.06

LaPorte Bancorp, Inc. - Page 10

LAPORTE BANCORP, INC.
Nonperforming Assets
(Unaudited)
(Dollars in thousands)

	March 31, 2015	December 31, 2014
Nonaccrual loans:
Commercial:
Real estate	$962	$825
Land	1,487	1,577
Total commercial	2,449	2,402
Mortgage	1,063	1,252
Home equity	7	7
Total nonaccruing troubled debt restructured loans	672	762
Total nonaccrual loans	4,191	4,423

Foreclosed assets:
Commercial:
Real estate	$147	$67
Land	512	512
Total commercial	659	579
Mortgage	47	25
Residential construction – land	45	45
Total foreclosed assets	751	649
Total nonperforming assets	$4,942	$5,072

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as “will,” “expected,” “believe,” and “prospects,” involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions. LaPorte Bancorp, Inc. undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.